Exhibit 10.1

January 6, 2012

GameStop Corp. and GameStop Inc.

c/o Abraham J. Colman

Reed Smith LLP

355 South Grand Avenue, Suite 2900

Los Angeles, CA 90071-1514

Ladies and Gentlemen:

This letter is in response to a letter from Felicia Y. Yu of Reed Smith LLP, as counsel to GameStop Corp. and GameStop Inc. (together, “GameStop”), to SoundBite Communications, Inc. (“SoundBite”), requesting that SoundBite indemnify GameStop in relation to the litigation entitled Karayan v. GameStop Corp. and GameStop, Inc., Case No. 11-cv-1777 LAB (the “Litigation”).

SoundBite agrees that it will indemnify GameStop pursuant to Attachment 6, Section 5 (the “Indemnification Section”) of the Master Pricing Agreement dated November 1, 2009 between SoundBite and GameStop Inc., in relation to the “opt-out confirmation text” Sub-Class as defined in paragraphs 22 and 23 of the Class Action Complaint dated August 10, 2011. In relation to the general “prior express consent” Class, as defined in paragraphs 20 and 21 of the Class Action Complaint, or any finding of liability based in whole or in part on a lack of prior express consent, SoundBite will assume the defense, but reserves its rights to seek, among other things, indemnification and/or contribution from GameStop to the extent that any fees and costs (which are not de minimis) are incurred related to the defense of that Class, and/or any liability is found or settlement is agreed to in relation to that Class or a lack of prior express consent. SoundBite understands that GameStop reserves its rights concerning any argument that it may have as to SoundBite’s obligation to indemnify GameStop for that Class. Further, pursuant to sub-sections i and ii of the Indemnification Section, SoundBite also objects to the payment of any attorney’s fees or costs that were incurred while the Litigation was not under its direction or control. SoundBite understands that GameStop reserves its right concerning any arguments it may have as to SoundBite’s obligation to cover these fees and costs.

Pursuant to sub-section ii of the Indemnification Section, SoundBite will take sole control over the defense and/or settlement of the Litigation. SoundBite has selected Cooley LLP to act as counsel in defense of the Litigation. SoundBite understands that, at this time, GameStop will not be providing for its separate defense at its own expense pursuant to sub-section iii of the Indemnification Section. SoundBite also understands that GameStop has agreed to work cooperatively with SoundBite’s chosen counsel as provided for in sub-section ii of the Indemnification Section. SoundBite’s agreement to accept the indemnification request is premised on GameStop executing the engagement letter with Cooley being delivered contemporaneously herewith.

Sincerely, SOUNDBITE COMMUNICATIONS, INC.

By:	/s/ Robert C. Leahy
Robert C. Leahy, Chief Operating Officer and Chief Financial Officer